UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

May 19, 2016
(Date of earliest event reported)

LABORATORY CORPORATION OF
AMERICA HOLDINGS
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-11353	13-3757370
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

358 South Main Street,
Burlington, North Carolina	27215	336-229-1127
(Address of principal executive offices)	(Zip Code)	(Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure

Laboratory Corporation of America® Holdings (LabCorp®) (NYSE:LH) today announced the nationwide availability of the VENTANA PD-L1 (SP142) Assay as a complementary diagnostic for TECENTRIQ (atezolizumab), a new immunotherapy treatment for patients with urothelial cancer, the most common form of bladder cancer in the U.S. The test was developed by Roche Diagnostics and was approved on May 18, 2016 by the U.S. Food and Drug Administration (FDA) to identify patients who may benefit from treatment with Genentech’s TECENTRIQ (atezolizumab). The availability of this important new test demonstrates LabCorp’s commitment to provide world-class diagnostics to physicians and their patients.

“LabCorp is dedicated to improving health and improving lives through the introduction of new tests and by bringing innovative medicines to patients faster,” said David P. King, LabCorp’s chairman and chief executive officer. “LabCorp is particularly focused on the development of immunotherapies and tests that pair with these medicines to change the way care is provided to cancer patients, and we are pleased to be among the first laboratories to offer the VENTANA PD-L1 (SP142) assay.”

Bladder cancer is the most common malignancy of the urinary system and the ninth most common form of cancer worldwide. Despite urothelial (transitional cell) cancer being the most common form of bladder cancer in the U.S., no major new therapies have been introduced for it in the past 30 years. The availability of TECENTRIQ in combination with the PD-L1 (SP142) test has the potential to significantly improve the treatment of patients diagnosed with this form of cancer. In addition to identifying the PD-L1 protein on tumor infiltrating immune cells, the assay also offers a novel immune cell scoring algorithm that can aid physicians to identify patients for whom treatment with TECENTRIQ may be the right option.

“LabCorp already offers companion diagnostic and complementary diagnostic tests to help identify patients who may benefit from new, targeted immunotherapies for the treatment of melanoma and lung cancer,” said Dr. Mark Brecher, LabCorp’s chief medical officer. “The PD-L1 (SP142) assay can help change the way care is provided by helping physicians better understand the potential benefits of treatment with TECENTRIQ for their patients with bladder cancer.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LABORATORY CORPORATION OF AMERICA HOLDINGS
Registrant

By:	/s/ F. SAMUEL EBERTS III
F. Samuel Eberts III
Chief Legal Officer and Secretary

May 19, 2016